EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-4 of AGL Resources Inc. of our report dated February 9, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of AGL Resources Inc., which appears in AGL Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

April 8, 2011